Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Katie L. MacGillivary CFO & VP Finance Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial, Inc.
Corporate Headquarters
2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759	Nicholas Financial Reports
2nd Quarter Results

October 29, 2015 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended September 30, 2015, per share diluted net earnings increased 20% to $0.42 as compared to $0.35 for the three months ended September 30, 2014. Net earnings were $3,257,000 and $4,330,000 for the three months ended September 30, 2015 and 2014, respectively. Revenue increased 4% to $22,687,000 for the three months ended September 30, 2015 as compared to $21,723,000 for the three months ended September 30, 2014.

For the six months ended September 30, 2015, per share diluted net earnings increased 19% to $0.89 as compared to $0.75 for the six months ended September 30, 2014. Net earnings were $6,927,000 and $9,239,000 for the six months ended September 30, 2015 and 2014, respectively. Revenue increased 4% to $44,712,000 for the six months ended September 30, 2015 as compared to $43,056,000 for the six months ended September 30, 2014.

Our net earnings for the three months ended September 30, 2015 were adversely affected by a reduction in the gross portfolio yield, and an increase in the provision for losses, which are primarily the result of increased competition. Our net earnings were also adversely affected by a change in the fair value of interest rate swap agreements and an increase in interest expense when compared to the corresponding period ended September 30, 2014. Our per share diluted net earnings for the three months ended September 30, 2015, were positively impacted by the Company’s purchase of 4.7 million of the Company’s common shares by its principal operating subsidiary on March 19, 2015.

Our net earnings for the six months ended September 30, 2015 were adversely affected by a reduction in the gross portfolio yield and an increase in the provision for losses, which are primarily the result of increased competition. Our net earnings were also adversely affected by an increase in interest expense when compared to the corresponding period ended September 30, 2014. Our per share diluted net earnings for the six months ended September 30, 2015, were positively impacted by the Company’s purchase of 4.7 million of the Company’s common shares by its principal operating subsidiary on March 19, 2015. Results for the six months ended September 30, 2014 were also positively affected by a decrease in income tax expense of $804,000 or $0.07 per share. This reduction related to professional fees associated with the previously announced potential sale of the Company that were not initially deductible for income tax purposes, but became deductible as a result of the termination of the Arrangement Agreement as announced on July 1, 2014.

“During the second quarter we continued developing a second market in Texas, specifically in Dallas. We plan to open a full service branch location in December 2015. Also, during the second quarter we consolidated two branch locations (Clearwater, FL and Birmingham, AL) into branches previously established within their market. We will continue to develop additional markets and we may open additional branch locations during the remainder of our current fiscal year, which ends March 31, 2016”, stated Ralph T. Finkenbrink, President and CEO”.

Nicholas Financial, Inc. is one of the largest publically traded specialty consumer finance companies in North America. The Company operates branch locations in both the Southeastern and the Midwestern states. The Company has approximately 7,717,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc. news releases and public filings please visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2015. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014

Revenue:
Interest and fee income on finance receivables	$22,687	$21,723	$44,712	$43,056

Expenses:
Operating	8,482	8,147	16,905	16,238
Professional fees	377	193	825	811
Provision for credit losses	6,178	5,154	11,167	9,386
Interest expense	2,274	1,485	4,440	2,934
Change in fair value of interest rate swaps	79	(251)	123	(39)

	17,390	14,728	33,460	29,330

Operating income before income taxes	5,297	6,995	11,252	13,726
Income tax expense	2,040	2,665	4,325	4,487

Net income	$3,257	$4,330	$6,927	$9,239

Earnings per share:
Basic	$0.43	$0.36	$0.91	$0.76

Diluted	$0.42	$0.35	$0.89	$0.75

Weighted average shares	7,622,000	12,191,000	7,619,000	12,185,000

Weighted average shares and assumed dilution	7,752,000	12,365,000	7,748,000	12,371,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	September 30,	March 31,
	2015	2015

Cash	$1,673	$3,388
Finance receivables, net	308,109	288,904
Other assets	11,544	10,237

Total assets	$321,326	$302,529

Line of credit	$211,161	$199,000
Other liabilities	13,056	13,641

Total liabilities	224,217	212,641

Shareholders’ equity	97,109	89,888

Total liabilities and shareholders’ equity	$321,326	$302,529

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	Three months ended September 30,		Six months ended September 30,
Portfolio Summary	2015	2014	2015	2014
Average finance receivables, net of unearned interest (1)	$334,700,913	$309,836,832	$329,627,741	$307,376,210

Average indebtedness (2)	$207,446,179	$132,350,000	$204,275,011	$131,093,750

Interest and fee income on finance receivables	$22,686,834	$21,723,073	$44,711,972	$43,055,586

Interest expense	2,273,215	1,485,192	4,439,623	2,933,778

Net interest and fee income on finance receivables	$20,413,619	$20,237,881	$40,272,349	$40,121,808

Weighted average contractual rate (3)	22.84%	23.10%	22.84%	23.10%

Average cost of borrowed funds (2)	4.38%	4.49%	4.35%	4.48%

Gross portfolio yield (4)	27.11%	28.04%	27.13%	28.01%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.72%	1.92%	2.69%	1.91%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	7.38%	6.65%	6.78%	6.11%

Net portfolio yield (4)	17.01%	19.47%	17.66%	19.99%

Marketing, salaries, employee benefits, depreciation, administrative and, professional fee expenses as a percentage of average finance receivables, net of unearned interest (5)	10.59%	10.77%	10.76%	11.09%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (6)	6.42%	8.70%	6.90%	8.90%

Write-off to liquidation (7)	9.64%	9.01%	8.34%	7.77%

Net charge-off percentage (8)	8.03%	7.89%	6.95%	6.63%

Note: All three and six month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Weighted average contractual rate represents the weighted average annual percentage rate (“APR”) of all Contracts and Direct Loans as of the period ending date.
(4)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(5)	The numerators for the three and six months ended September 30, 2014 include expenses associated with the potential sale of the Company. Absent these expenses, the percentages would have been 10.72% and 10.86%, respectively.
(6)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, administrative and professional fees) as a percentage of average finance receivables, net of unearned interest.
(7)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances and ending receivable balance.
(8)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding Chapter 13 bankrupt accounts:

		Delinquencies
Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	90 + days	Total
September 30, 2015	$475,089,306	$19,746,203	$5,603,230	$2,574,911	$27,924,344
		4.16%	1.18%	0.54%	5.88%

September 30, 2014	$427,196,623	$19,923,081	$5,241,042	$2,844,277	$28,008,400
		4.66%	1.23%	0.67%	6.56%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	90 + days	Total
September 30, 2015	$11,673,195	$156,375	$27,819	$26,072	$210,266
		1.34%	0.24%	0.22%	1.80%

September 30, 2014	$11,369,476	$215,570	$77,219	$23,852	$316,641
		1.90%	0.68%	0.21%	2.79%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended September 30,		Six months ended September 30,
Contracts	2015	2014	2015	2014
Purchases	$48,189,213	$40,876,742	$100,563,785	$87,646,344
Weighted APR	22.76%	23.07%	22.71%	23.04%
Average discount	7.57%	8.18%	7.55%	8.16%
Weighted average term (months)	56	55	56	55
Average loan	$11,357	$10,953	$11,370	$10,989
Number of contracts	4,243	3,732	8,845	7,976

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